Exhibit 5.1

[Gray Plant Mooty letterhead]

August 22, 2005

Nature Vision, Inc.
213 NW 4th Street
Brainerd, Minnesota 56401

        Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel for Nature Vision, Inc., a Minnesota corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 for the registration of 160,000 shares of common stock of the Company, par value $.16 (the “Common Stock”), issuable under the Amended and Restated 2004 Stock Incentive Plan (the “Plan”). In rendering the opinion hereinafter expressed, we have examined such records and documents of the Company and such other documents and records and made such factual investigation as we deemed necessary and appropriate for the purposes of this opinion. From such examination we are of the opinion that when the shares of Common Stock, up to a maximum of 160,000 shares, are issued and paid for pursuant to the Plan, such shares will be duly and validly authorized and issued and fully paid and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to such Registration Statement and to the reference to our name therein.

Very truly yours, /s/ Gray, Plant, Mooty, Mooty & Bennett, P.A.